EXHIBIT 99

                        PROFESSIONAL CONSULTING AGREEMENT


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                        PROFESSIONAL CONSULTING AGREEMENT


         THIS PROFESSIONAL CONSULTING AGREEMENT is made this 8th day of May, 1998, by and between JCG Inc. ("Consultant"), and Imaging Diagnostic Systems, Inc. ("Client"), a Florida corporation with principal offices located at 6531 NW 18th Court, Plantation, Florida 33313.

         WHEREAS, Consultant renders corporate, finance and public relations services designed to heighten public awareness of the business conducted and performance results achieved by specified companies, which services consist primarily of organizing, assembling and presenting information provided to the Consultant by the company in a format which profiles the company and which is conducive to dissemination in appropriate information channels and networks, and disseminating such information; and

         WHEREAS, Consultant employs Steven Daiagi and Client wishes to enlist Steve Daiagi, through Consultant, to provide such services, and to distribute such information and Consultant and Client wish to formalize in a written agreement the terms and conditions under which consultant will provide such services to Client;

         NOW, THEREFORE, for the mutual promises and other consideration described herein, the parties hereto agree as follows:

         1. Information to be Furnished by Client. Client shall furnish Consultant with current public information about Client, including any and all statements and reports filed by Client with the United States Securities and Exchange Commission, its most recent Annual Report to Shareholders and shall also provide any other public information reasonable requested by Consultant ("Client Information"). Client shall not provide to Consultant any confidential or nonpublic information concerning Client, and any and all information concerning Client provided to Consultant by Client shall be deemed non-confidential and public.

         2. Services to be Provided by Consultant. Consultant shall provide the following services to Client on an as needed basis:

         a. The implementation of short range and long term strategic planning to fully develop and enhance the Company's image and its assets, resources, products and services;

         b. The implementation of a program to assist the Company in promoting the image of the Company and its business and services;

         c. Assist the Company in the monitoring of services provided by the Company's advertising firm, public relations firm and other professionals retained or to be employed by the Company;

         d. Advise the Company relative to the continued development of a stockholder relations program and to stimulate interest in the Company by institutional investors and other members of the financial community;

         e. Advise the Company relative to the recruitment and retention of consultants and others consistent with the expansion of operations of the Company;

         f. Assist the Company in long-term financial planning, corporate reorganization and expansion;

         g. Perform such other lawful consulting and advisory services relating to such aspects of the Client, its management, operation and development or otherwise as the principal executive, financial, sales and/or operating officer(s) of the Client may reasonably request consistent with the provisions of this Agreement (hereafter collectively referred to as the "Services").
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         h. Notwithstanding anything herein to the contrary, Consultant shall not provide services in connection with the offer or sale of securities or other capital-raising transactions.

         Consultant will provide such assistance on an as-needed basis at the request of the Company's chief executive officer or other officers. Consultant will respond to all telephone calls from the aforementioned persons within a time period of 24 hours from the time the call was placed. In addition, Consultant will attend board of directors' and committee meetings as a guest and meet with management from time to time, if requested by the Company to do so.

         3. Compensation for Services. In consideration of Consultant's providing the services described in paragraph 2, Client's Board of Directors shall authorize the issuance of 200,000 shares of the Company's Common stock to be registered pursuant to an S-8 Registration Statement.

         4. Term and Termination. This Agreement shall become effective as of the date written above, and shall remain in effect until May 8, 1999 ("Expiration Date"). Client and Consultant may mutually agree to extend the Agreement for an additional period. In the absence of such an agreement, this Agreement shall automatically terminate upon the Expiration Date.

In addition to any other remedy available at law or in equity, in the event of any breach of this agreement by Consultant, the number of shares to be retained by Consultant shall be based upon 200,000 times a fraction whose numerator is the number of days after the date hereof and whose denominator is 365. All remaining shares shall be immediately returned to the Company for cancellation;

The parties hereto agree and acknowledge that inducement for Client to enter into this Agreement is the fact that Steve Daiagi will be providing services to Client on Consultants behalf. If Steve Daiagi is unable by reason of death or disability to perform the Services, it shall be treated as a breach by Consultant. For the purpose of this agreement, disability shall be defined as the inability to perform the duties set forth in this agreement because of physical or mental illness or injury and the inability to perform such duties for 30 consecutive days.

         5. Reimbursement for Expense, Fees. Consultant shall bear all of its expenses and costs without reimbursement from Client. Consultant shall not receive any finders' fees, commissions or other remuneration in connection with any transaction it assists the Company with during the term of this Agreement.

         6. Representations and Warranties.

         a. Consultant represents and warrants that services to be provided and materials to be produced or developed by Consultant under this Agreement will be performed, produced or developed by competent, trained personnel in a workmanlike manner. Consultant and its personnel shall comply with all applicable statues, rules and regulations governing all aspects of the services to be performed under this Agreement; provided that, as described in paragraph 1 of this Agreement, Client shall be fully responsible to assure all Client Information is accurate and complete. Client understands and acknowledges that Consultant cannot guarantee that the services provided hereunder will achieve any particular objective or fulfill any specified goals. Client further understands and acknowledges that Consultant is not registered or licensed as an investment advisor, financial planner, or broker/dealer, nor is Consultant licensed as principal or representative of any of the foregoing and that, by entering into this Agreement, Consultant is not undertaking to provide, nor will Consultant provide, any services that require any such registration or licensing. OTHER THAN THE FOREGOING EXPRESS WARRANTIES, CONSULTANT MAKES NO WARRANTIES WITH RESPECT TO THE QUALITY OF THE GOODS AND SERVICES TO BE PROVIDED HEREUNDER OR ANY RESULTS TO BE ACHIEVED, AND HEREBY EXPRESSLY DISCLAIMS THE EXISTENCE OF ANY SUCH REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION AND IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CONSULTANT SHALL HAVE NO LIABILITY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY CLIENT AS A RESULT OF ANY FAILURE ON THE PART OF CONSULTANT IN THE PERFORMANCE OF ITS DUTIES HEREUNDER.


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         b. In order to induce the Company to issue the Shares, recognizing that the Company will be relying on the information and on the representations set forth below, you hereby represent, warrant and agree as follows:

                  (i) I have determined that the purchase of the shares of the Company (the "Shares") is a suitable investment for me and that I am a person who is able to bear economic risks including a total loss of an investment in the Shares.

                  (ii) I am purchasing the Shares for my own account for investment, and not with a view to or for sale in connection with the distribution of the Shares nor with any present intention of selling or otherwise disposing of all or any part of the Shares. I hereby acknowledge my understanding that the Shares are not being registered under the Securities Act of 1933 (the "Act"), or any state securities laws on the ground that the issuance and sale of the Shares to me is exempt under the Act and relevant state securities laws as not involving a public offering. I agree not to sell the Shares unless they are subsequently registered or an exemption from such registration is available. I authorize the Company to place a legend denoting the restrictions on the certificates to be issued.

         I further acknowledge my understanding that the Company's reliance on such exemptions are, in part, based upon the foregoing representations, warranties, and agreements by me and that the statutory basis for such exemptions would not be present, if notwithstanding such representations, warranties and agreements, I was acquiring the Shares for resale on the occurrence or non-occurrence of some pre-determined event. In order to induce the Company to issue and sell the Shares to me, it is agreed that the Company will have no obligation to recognize the ownership, beneficial or otherwise, of such shares by anyone but me, except as set forth herein.

                  (iii) I acknowledge and am aware that, except as set forth herein, the Investor will not transfer or assign the Option, the Shares, or any interest therein; the assignment and transferability of the Option and the Shares will be governed by this Agreement and all applicable laws.

                  (iv) I have acknowledge and am aware that except for the three day rescission rights provided under Florida law (or other rights under other applicable law), I am is not entitled to cancel, terminate or revoke this subscription, and any agreements of mine in the connection herewith shall survive my death or disability.

                  (v) I have had the opportunity to ask questions of, and receive answers from management of the Company regarding the terms and conditions of this Agreement, and the transactions contemplated thereby, as well as the affairs of the Company and related matters.

         I may have access to whatever additional information concerning the Company, its financial condition, its business, its prospects, its management, its capitalization, and other similar matters that I or my purchaser representative, if any, desires, provided that the Company can acquire such information without unreasonable effort or expense. In addition, as required by ss.517.061(11)(a)(3), Florida Statutes, and Rule 3E-500.05(a) thereunder, I and my purchaser representative may have, at the offices of the Company, at any reasonable hour, after reasonable prior notice, access to the materials set forth in the Rule which the Company can obtain without unreasonable effort or expense.

                  (vi) I have had the opportunity to obtain additional information necessary to verify the accuracy of the information referred to in subparagraph (e) hereof.

         I hereby agree to indemnify and hold harmless the Company its respective officers, directors, shareholders, employees, agents and attorneys against any and all losses, claims, demands, liabilities and expenses (including reasonable attorney fees, expert witness and accounting fees and other disbursements and costs or other expenses) incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person) to which any such indemnified party may become subject under the Act, under any other statute, at


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common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses (a) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in this Agreement, or (b) arise out of or are based upon any breach of any representation, warranty or agreement contained herein.

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         The representations, warranties and agreements contained herein shall survive the delivery of, and payment for, the Shares.
FLORIDA LAW PROVIDES THAT WHEN SALES ARE MADE TO FIVE OR MORE PERSONS IN FLORIDA, ANY SALE MADE IN FLORIDA IS VOIDABLE BY THE PURCHASER WITHIN THREE DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE COMPANY, AN AGENT OF THE COMPANY OR AN ESCROW AGENT OR WITHIN THREE DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER. PAYMENTS FOR TERMINATED SUBSCRIPTIONS VOIDED BY PURCHASERS AS PROVIDED FOR IN THIS PARAGRAPH WILL BE PROMPTLY REFUNDED WITHOUT INTEREST.
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         7. Miscellaneous.

         a. This Agreement shall be interpreted and construed in accordance with the laws of the State of Florida. The parties agree that jurisdiction and venue of any dispute arising hereunder shall be in Broward County, Florida.

         b. Any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, shall be submitted to one arbitrator and settled by arbitration in Fort Lauderdale Florida, in accordance with the rules, then obtaining, of the American Arbitration Association. Any reward made by such arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

         c. Neither party may assign its rights or duties under this Agreement without the express prior written consent of the other party, except that Consultant may assign to any other party, without Client's consent, its right to receive all or any portions of the fees and expenses due and owing to it.

         d. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. The terms of this Agreement may be altered only by written agreement between the parties. The failure of either party to object to or take affirmative action with respect to any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation or breach, or of any future similar violation or breach.

         e. In the event of any cause of action, arbitration or litigation arising hereunder, all costs and reasonable attorney's fees of the prevailing party, including, without limitation, attorney's fees and costs at all administrative and appellate levels and in all bankruptcy proceedings, shall be paid by the non-prevailing party.

         f. This Agreement may be executed in any number of counterparts, all of which shall be deemed to be an original, but all of which shall be deemed to constitute but one instrument.

         IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

Imaging Diagnostic Systems, Inc.

By: /s/ Linda B. Grable, President
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JCG, Inc.

By: /s/  Steven Daiagi, President
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